Exhibit 10.2

Starbucks Coffee Company PO. Box 34110 Seattle, WA 98124-1110 206/318-1575 Howard Schultz chairman
January 10, 2008
Mr. Chet Kuchinad
[Address]
[Address]
Dear Chet:
Thank you for your contributions to the Company’s success and congratulations on your promotion to executive vice president, Partner Resources reporting to me at Starbucks Coffee Company. I value your passion for the organization and look forward to you beginning your new role on January 14, 2008.
Here are the specifics of your offer:
You will be paid bi-weekly at a base salary that annualizes to $400,000.
Executive Management Bonus Plan
You will become eligible to participate in the Executive Management Bonus Plan (EMBP) beginning the effective date of your promotion. Your new incentive target is 50% of your eligible base salary. For the first three months of this fiscal year, you will continue to participate in the General Management Incentive Plan (GMIP) at an incentive target of 40% of your eligible base salary. Your bonus will be based on the achievement of company, business unit/department and individual goals. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.
For the current fiscal year, you will have:

# of Months	Target %	Plan	Primary Measure
3	40	GMIP	operating income
9	50	EMIP	operating income
Stock Options
You will be granted stock options to purchase shares of Starbucks common stock with an economic value of $400,000 (USD) under the Key Employee Sub-PIan to the 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee of the Board of Directors or its designee. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of grant. The grant date of your options will be after you assume your new position and otherwise effective in accordance with the Company’s stock option grant policy. The options will be non-qualified and will vest

Chet Kuchinad
January 10, 2008

in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
Insider Trading
As a senior vice president, executive vice president of the Company, or a member of a department with access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you your first day and you will be required to sign a certificate indicating that you have read and understood the policy.
Management Deferred Compensation Plan
You will continue to be eligible to participate in the Management Deferred Compensation Plan (MDCP) if you are on our U.S. payroll and meet the eligibility criteria. The MDCP provides eligible partners with the opportunity to save on a tax-deferred basis. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. You may also obtain more information about the MDCP on the Savings link at http://LifeAt.sbux.com.
Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will continue to receive partner life coverage equal to 3 times your annualized base pay, paid for by Starbucks. You may purchase up to an additional 2 times your annualized base pay (for a total of 5 times pay) to a maximum life insurance benefit of $2,000,000.
Coffee Hedging
As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited fiom trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.
Executive Physical Exam
You will continue to be eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you. The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please contact Kelley Hardin at 206-318-7756.

Chet Kuchinad
January 10, 2008

Benefits
To understand how this change may affect your benefits, please contact the Starbucks Partner Contact Center at 1-866-504-7368 or your Partner Resources generalist. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice
As a condition of being promoted and in consideration for the increase in your base compensation, you are asked sign a Non-Competition Agreement. Enclosed are two copies. Please review and sign both copies of the Non-Competition Agreement and this letter, and return one copy of each document to me.
In your position, you will remain employed ‘at will,’ meaning that either you or your employer can end the employment relationship at any time, for any reason not prohibited by law.
On behalf of the entire team, I wish you the best in your new role and look forward to your continued success. If you have any questions, please call me at 206-318-4010.

Warm regards,

/s/ Howard Schultz Howard Schultz
chairman, president & chief executive officer

cc:	partner file
Stock Administration (S-HR3)

Enc.	Non-Competition Agreement
I accept employment with Starbucks Coffee Company, or its wholly owned subsidiaries, according to the terms set forth above.

/s/ Chet Kuchinad	1/10/08
Chet Kuchinad	Date of Acceptance